                             AGREEMENT OF MERGER                  EXHIBIT 2.1


     THIS AGREEMENT OF MERGER, made this 13th day of March, 1997, by and among HBO & Company, a Delaware corporation ("Parent"); HBO & Company of Georgia, a Delaware corporation (hereinafter referred to as "Purchaser"); and Enterprise Systems, Inc., a Delaware corporation (hereinafter referred to as the "Acquired Company");

                             W I T N E S S E T H:

     WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Acquired Company, and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of the Acquired Company upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.   DEFINITIONS.
     ------------

     As used herein, the following terms shall have the following meanings unless the context otherwise requires:

     I.1       "Acquired Company" shall mean Enterprise Systems, Inc., a
                Delaware corporation.

     I.2       "Acquired Company Information" shall have the meaning set forth in Section 2.3.1.

     I.3       "Acquired Company Reports" shall have the meaning set forth in
                Section 3.21.

     I.4       "Acquired Company Software" shall have the meaning set forth in
                Section 3.14.2(iii).

     I.5       "Acquired Company Stock" shall mean the common stock, $.01 par value per share, of the Acquired Company.

     I.6       "Agreement" shall mean this Agreement of Merger.

     I.7       "Assumed Option" shall have the meaning set forth in Section
                2.1.7.

     I.8       "Benefit Plans" shall have the meaning set forth in Section 3.16.

     I.9       "Certificate of Merger" shall have the meaning set forth in
                Section 2.1.2.

     I.10      "Certificates" shall have the meaning set forth in Section 2.2.2 hereof.

     I.11      "Closing" shall have the meaning set forth in Section 2.1.9 hereof.

     I.12      "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

     I.13      "Covenants Not to Compete" shall mean the Covenants Not to
                Compete referred to in Section 6.11.

     I.14      "Customer Contracts" shall mean all contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company or any Subsidiary other than the Specified Customer Contracts.

     I.15      "Delaware Code" shall mean the Delaware General Corporation Law.

     I.16      "DOL" shall mean the United States Department of Labor.

     I.17 "Effective Time" shall mean the time the Merger becomes effective, as set forth in Section 2.1.2.

     I.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     I.19 "ERISA Affiliate" shall mean, with respect to the Acquired Company, any Person that is required to be aggregated with the Acquired Company under Tax Code (S) 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

     I.20      "ERISA Plan" shall have the meaning set forth in Section 3.16.

     I.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     I.22 "Exchange Agent" shall mean the person designated by Purchaser as the Exchange Agent pursuant to Section 2.2.1 hereof.

     I.23 "Exchange Ratio" shall mean the ratio of exchange pursuant to the Merger in respect of each share of Acquired Company Stock constituting a fraction of a share of Parent Stock as determined pursuant to the provisions of Section 2.1.6.

     I.24      "Existing Option" shall have the meaning set forth in Section
               2.1.7.

     I.25 "401(k) Plan" shall mean the Enterprise Systems, Inc. 401(k) Retirement Plan.

     I.26 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

     I.27      "Hazardous Substance" shall have the meaning set forth in Section
               3.18.

     I.28      "1996 Financial Statements shall have the meaning set forth in
               Section 3.5.1.

     I.29      "IRS" shall mean the United States Internal Revenue Service.

     I.30 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

     I.31 "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, rights, financial condition or results of operations of the corporation in question and its subsidiaries, taken as a whole.

     I.32      "Material Contract" shall have the meaning set forth in Section
               3.12.

     I.33 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

     I.34      "Merger Consideration" shall have the meaning set forth in
               Section 2.1.6(a).

     I.35 "Nasdaq" shall mean the Nasdaq National Market of the Nasdaq Stock Market, Inc.

     I.36 "1994, 1995 and 1996 Financial Statements" shall have the meaning set forth in Section 3.5.1.

     I.37      "1933 Act" shall mean the Securities Act of 1933, as amended.

     I.38 "Owned Software" shall have the meaning set forth in the first paragraph of Section 3.13.

     I.39 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

     I.40      "Parent Reports" shall have the meaning set forth in Section 4.5.

     I.41 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

     I.42 "Parent Subsidiaries" shall mean the current subsidiaries of Parent, as the same are identified in the Parent Reports.

     I.43 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

     I.44 "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

     I.45      "Pooling Letter" shall have the meaning set forth in Section
               2.4(b).

     I.46 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation.

     I.47      "Real Property" shall have the meaning set forth in Section 3.18.

     I.48      "Registration Statement" shall have the meaning set forth in
               Section 2.3.1.

     I.49      "Rule 145 Letters" shall have the meaning set forth in Section
               2.4(a).

     I.50      "SEC" shall mean the Securities and Exchange Commission.

     I.51 "Specified Customer Contracts" shall mean all contracts, agreements, commitments and other instruments (whether oral or written) in effect with any customer of the Acquired Company or any Subsidiary that involve (i) software or other products not fully installed and with remaining payments thereunder in excess of $100,000 as of the date hereof, or (ii) maintenance, support or other services, which require payments or provide for receipts in excess of $4,000 per month.

       I.52 "Stock Plan" shall mean the Enterprise Systems, Inc. Long-Term Incentive Plan which amended and restated the Enterprise Systems, Inc. 1993 Stock Option Plan, as supplemented.

       I.53 "Subsidiaries" shall mean the subsidiaries of the Acquired Company which are listed on Exhibit 3.1 hereto.

       I.54    "Surviving Corporation" shall have the meaning set forth in
               Section 2.1.1 hereof.

       I.55    "Takeover Proposal" shall have the meaning set forth in Section
               2.11 hereof.

       I.56 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

II.    COVENANTS AND UNDERTAKINGS.
       ---------------------------

       II.1    Terms and Approval of Merger.
               -----------------------------

       II.1.1. Terms of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

       II.1.2. Effective Time; Effects of the Merger. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

       II.1.3. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

       II.1.4. Directors. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

       II.1.5. Officers. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

       II.1.6. Conversion of Shares.
               -----------------------

               (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive five tenths (.50) of a share of Parent Stock, deliverable to the holder thereof without interest on the value thereof, upon the surrender of the certificate(s) formerly representing such outstanding share, provided, however, that:

              (i) If the average closing price per share as reported by Nasdaq (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of Parent Stock during the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Special Meeting of stockholders of the Acquired Company held to approve the Merger (the "Market Value"), is equal to or greater than $60 per share but not greater than $68 per share, then each share of Acquired Company Stock shall be converted into that fraction of a share of Parent Stock which, when multiplied by the Market Value, will equal to $30;

              (ii) If the Market Value is less than $60 per share, then each share of Acquired Company Stock shall be converted, as stated above, into five tenths (.50) of a share of Parent Stock; provided, however, that in the event that the Market Value is less than $50 per share, then the Acquired Company shall have the right to terminate the Merger prior to Closing pursuant to Section 10.1.6;

              (iii) If the Market Value is greater than $68 per share, but is $72 per share or less, then each share of Acquired Company Stock shall be converted into four thousand four hundred twelve ten thousandths(.4412) of a share of Parent Stock; and

              (iv) If the Market Value is greater than $72 per share, then each share of Acquired Company Stock shall be converted into a fraction of a share of Parent Stock which, when multiplied by the Market Value, will equal $31.77.

              (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

              (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, together with the right to receive the amount of cash in lieu of fractional shares, if any, pursuant to subsections (a) and (d) of this Section 2.1.6. (The shares of Parent Stock, and any cash in lieu of fractions thereof, receivable by each Acquired Company stockholder as described in Section 2.1.6(a) above and 2.1.6(d) below, are referred to hereinafter as the "Merger Consideration.") No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have therefore become payable or deliverable with respect to Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

              (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value. No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates therefore representing shares of Acquired Company Stock at the Effective Time.

              (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

              (f) The stock transfer books of Acquired Company Stock shall be closed at the Effective Time, and thereafter no transfer of any such shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

              (g) In the event that Parent at any time or from time to time after the date of this Agreement but prior to the Effective Time effects a subdivision or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio and the Market Value shall be increased or decreased proportionately and the other provisions of this Section 2.1.6 shall be construed to give effect thereto. In the event that Parent at any time or from time to time shall fix a record date, which record date is after the date of this Agreement but prior to the Effective Time, for the determination of holders of Parent Stock entitled to receive a dividend or other distribution payable in additional shares of Parent Stock, cash (except Parent's regular quarterly dividend), or any other property, then and in each such event, regardless of whether such dividend is to be paid prior to or after the Effective Time, the Merger Consideration payable hereunder per share of Acquired Company Stock shall be increased to reflect such dividend or distribution as though each stockholder of the Acquired Company were, as of such issuance or record date, a holder of record of that number of shares of Parent Stock comprising the Merger Consideration otherwise payable to such stockholder pursuant to
              Section 2.1.6(a).

     II.1.7. Stock Plan. At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options previously granted under the Stock Plan (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in
              Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this Section 2.1.7, and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby. The assumption of the Assumed Options by Parent as provided in this
              Section 2.1.7 shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Parent Stock obtainable upon exercise of the Assumed Options. Parent shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Parent Stock for delivery under the Assumed Options.

     II.1.8. Stockholders' Meeting. The Acquired Company, acting through its Board of Directors, shall:

              (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement to each of its stockholders after the Registration Statement has become effective with the SEC;

              (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger and any related matters, as appropriate, to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

              (c)  use its reasonable best efforts, subject to the provisions of
              Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

II.1.9. Closing; Filing of Certificate of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this
          Section 2.1.9, a closing (the "Closing") will be held as set forth in
          Section 8.1 hereof, for the purpose of confirming all of the foregoing.

II.1.10. Termination of 401(k) Plan. Prior to the Closing Date, the Acquired Company shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective immediately preceding the Closing Date. In addition, participants in the 401(k) Plan shall make no further deferrals with respect to compensation for services performed after such termination date and the Acquired Company shall make no further employer contributions to the 401(k) Plan after such date, other than (i) employee compensation deferrals and (ii) matching contributions with respect to employee deferrals of compensation for services through the termination date. Parent and Purchaser shall take such action that will permit current participants in the 401(k) Plan who are employed by Purchaser to (x) participate in the HBO & Company Profit Sharing and Savings Plan within ten (10) business days after the Closing Date and (y) credit each such participant's years of service under the 401(k) Plan toward vesting in contributions under the HBO & Company Profit Sharing and Savings Plan, up to a maximum of five (5) years.

II.2      Delivery of Merger Consideration.

II.2.1. Exchange Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of Acquired Company Stock as contemplated by Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2

II.2.2. Surrender of Certificates and Delivery of Merger Consideration. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate, and such Certificate shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

     II.2.3. Escheat Laws. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     II.3      SEC Registration.
               ----------------

     II.3.1. The Acquired Company shall furnish to Parent such information, including information about the Acquired Company and the Subsidiaries (including the respective affiliates of any of them), as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, including the prospectus and included therein the proxy statement to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments or supplements thereto, being referred to in this Agreement as the "Registration Statement"). The Acquired Company covenants that the Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall immediately notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning the Acquired Company, the Subsidiaries or any of their respective businesses, assets, directors, officers, or stockholders or any other affiliates or other matters pertaining to the Acquired Company or any of the Subsidiaries that is supplied by the Acquired Company for inclusion in the Registration Statement, including by incorporation by reference to SEC filings (the "Acquired Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information.

     II.3.2. The Acquired Company shall instruct its accountants, KPMG Peat Marwick LLP, to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, addressed to Parent, each containing both (i) its opinion to the effect that the Acquired Company satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which opinion letters shall be substantially in the form of the opinion letter attached as

               Exhibit 2.3.2(A) hereto; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Acquired Company included in the Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen LLP, to deliver to the Acquired Company letters at such times to the effect that the Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which letters shall be substantially in the form of the letter attached as Exhibit 2.3.2(B) hereto.

     II.3.3. Parent shall file the Registration Statement and use its reasonable best efforts to have it declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2.

     II.3.4. Parent covenants that the Registration Statement, including Parent Reports and other Parent SEC filings incorporated by reference therein, shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except such covenant of Parent is made as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall immediately notify the Acquired Company and use its reasonable efforts to amend or supplement appropriately the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

     II.3.5. Parent covenants that the Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information.

     II.3.6. Parent and the Acquired Company shall use all their reasonable best efforts to file all reports to be filed by each of them on a timely basis under the 1933 Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder. Parent and the Acquired Company shall use their reasonable best efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the 1933 Act are satisfied so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the 1933 Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph
               (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

     II.3.7. Parent shall use its reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary "Blue Sky" permits and approvals, if any, required to consummate the Merger.

     II.3.8. Within five (5) days following the Closing Date, Parent shall file a registration statement covering shares of Parent Stock issuable pursuant to the Stock Plan; although such obligation is subject to and conditional on the Acquired Company timely providing Parent with all information requested by Parent in connection therewith.

     II.4      Affiliates.
               ----------

               (a) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act on the date of the Acquired Company's stockholder meeting held to approve the Merger to deliver to Parent at the Closing a written agreement substantially in the form attached hereto as Exhibit 2.4(a) ("Rule 145 Letters").

               (b) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act 31 days prior to the date of the Acquired Company's stockholder meeting to deliver to the Parent on such date a written agreement substantially in the form attached hereto as Exhibit 2.4(b) ("Pooling Letters").

     II.5 Trading Prohibitions. Each of Parent, Purchaser and the Acquired Company hereby acknowledges that as a result of disclosures by Parent, Purchaser and the Acquired Company contemplated under this Agreement, Parent, Purchaser, the Acquired Company, the Subsidiaries and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of Parent, Purchaser, and the Acquired Company confirms that it and its respective directors, officers, employees and affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

     II.6      Conduct of the Business of the Acquired Company and its
               -------------------------------------------------------
               Subsidiaries Prior to Closing.
               -----------------------------

     II.6.1. Except (i) with the prior consent in writing of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, or (iii) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company and the Subsidiaries will conduct their respective business in the ordinary course, and that they will:

               (a) preserve the organization of the Acquired Company and the Subsidiaries intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company or the Subsidiaries;

               (b) use its reasonable best efforts to maintain the properties of the Acquired Company and the Subsidiaries in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

               (c) not effect any sale, assignment or transfer of any of their respective assets except in the ordinary course of business;

               (d) use its reasonable best efforts to keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company, the Subsidiaries and their respective properties;

               (e) not enter into any Material Contract or Specified Customer Contract, or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof to the extent such events or transactions are within the control of the Acquired Company or any of the Subsidiaries (except that the Acquired Company and the Subsidiaries may enter into new license agreements and support and maintenance agreements and other agreements with customers in the ordinary course of business on terms and prices generally consistent with historical practices giving due consideration to the scope of any such agreement);

               (f) not make or permit any change in the Acquired Company's or any of the Subsidiaries' Articles or Certificates of Incorporation or Bylaws, or in their authorized, issued or outstanding securities (except for the issuance of Acquired Company Stock pursuant to exercise of stock options pursuant to the Stock Plan);

               (g) except as otherwise set forth in Exhibit 2.6.1(g), not grant any stock option or right to purchase any security of the Acquired Company or any of the Subsidiaries, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities;

               (h) except as otherwise set forth in Exhibit 2.6.1(h), not adopt any new Benefit Plan or amend, supplement, or accelerate the timing of payments or vesting under any existing Benefit Plan, and not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions, vesting or distributions required (and not discretionary) pursuant to the terms of any Benefit Plans);

               (i) not change the amortization or capitalization policies for Owned Software or otherwise make any changes in the accounting policies of the Acquired Company and the Subsidiaries;

               (j) not issue any notes, bonds or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business under the Acquired Company's revolving credit facility;

               (k) not issue any shares of Acquired Company Stock or of any Subsidiary other than shares of Acquired Company Stock issuable upon exercise of presently exercisable options;

               (l) not alter in any manner the terms, conditions or dates of vesting or exercise of any of the options to purchase Acquired Company Stock except as may occur automatically as a result of the operation of the Stock Plan without amendment in connection with the Merger;

               (m) except as otherwise set forth in Exhibit 2.6.1(m), not effect any acquisition, by purchase of stock, assets or otherwise, of any business or portion thereof or of any Person; and

               (n) promptly advise Purchaser in writing of any matters arising or of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

     II.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make or permit any Subsidiary to make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

     II.7 Filing of Tax Returns. The Acquired Company shall cause all of the Acquired Company's and the Subsidiaries' federal, state and local tax returns required to be timely filed before the Effective Time to be timely and accurately filed with the appropriate taxing authorities. For purposes of this Section 2.7, such returns shall be deemed timely filed if the Acquired Company or the applicable Subsidiary has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen (15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on and approve such returns, which approval shall not unreasonably be withheld.

     II.8      Examination of Property and Records; Confidentiality of
               -------------------------------------------------------
               Information.
               -----------

     II.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company and the Subsidiaries that may be reasonably requested, and the Acquired Company shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company and the Subsidiaries that may be reasonably requested. Between the date of this Agreement and the Effective Time Parent shall allow any executive officer of the Acquired Company access to the Chief Financial Officer of Parent to make inquiries and request and receive information in respect of Parent or Purchaser deemed by such Chief Financial Officer in the exercise of his judgment as reasonably requested by the Acquired Company in the context of the transactions provided for herein. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

     II.8.2. All non-public information acquired by any party hereto pursuant to this Section 2.8 or otherwise under this Agreement, whether or not in writing, concerning the business, operations and affairs of any other party to this Agreement, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, subject to any legal disclosure obligation of any party upon advice from counsel and prior notice to the other party. Promptly upon termination of this Agreement, and at the request of any party hereto, all written materials thus obtained by any other party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party. In addition, the Parent and the Acquired Company are parties to that certain Confidentiality Agreement dated January 2, 1997, which the parties hereto acknowledge and affirm shall remain in full force and effect until the Closing Date.

     II.9 Consents and Approvals. The Acquired Company shall use its, and shall cause the Subsidiaries to use their, reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons (other than parties to Customer Contracts or Specified Customer Contracts except to the extent identified on Exhibit 3.13(D)) whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, including without limitation, the Merger and the merger or dissolution of the Subsidiaries pursuant to Section 2.15, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Acquired Company or any Subsidiary is a party or subject on the Effective Time and
               (a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under, or otherwise conflict with or be in contravention of, the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. The failure of the Acquired Company to obtain such waiver, consent or approval (after using its reasonable best efforts to do so) shall not constitute a breach of, or a default under this Agreement.

     II.10 Supplying of Financial Statements. The Acquired Company shall deliver to Purchaser all regularly prepared audited and unaudited consolidated and consolidating financial statements of the Acquired Company and the Subsidiaries prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, as soon as each is available.

     II.11 No Solicitation. The Acquired Company shall not, and shall not permit any of the Subsidiaries to, and the Acquired Company and the Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company or any of the Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). The Acquired Company shall immediately advise Purchaser orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto. Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of Acquired Company Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any unsolicited person or entity if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. The Acquired Company will immediately notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Acquired Company. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any of the Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or any of the Subsidiaries or a substantial portion of the assets of the Acquired Company or any of the Subsidiaries.

     II.12 HSR Act Filings. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other.

     II.13 Tax Reporting. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Tax Code and similar state laws. Prior to the Effective Time, the Acquired Company will deliver to Purchaser and Parent letters to the reasonable satisfaction of Purchaser and Parent from the Acquired Company and/or certain of its stockholders that provide assurance that there is no plan or intention on the part of the stockholders of the Acquired Company (or knowledge of such plan or intent to the extent the Acquired Company provides a representation with respect to holders of less than five percent (5%) of the Acquired Company Stock) to sell, exchange or otherwise dispose of a number of shares of Parent Stock received in the Merger that would reduce the Acquired Company's stockholders' ownership of Parent Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Acquired Company immediately prior to the Effective Time.

     II.14 Indemnification of Acquired Company Officers and Directors. The Purchaser agrees that subsequent to the Closing it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of the Acquired Company with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved). To the fullest extent permitted by applicable law, the Purchaser shall advance expenses in connection with the foregoing indemnification. The Parent shall cause to be maintained in effect for twelve (12) months following the Closing Date the current policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on Exhibit 3.19, at no greater than one hundred percent (100%) of the annual premiums for such coverage as of the date hereof (as reflected on such Exhibit 3.19), provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance). In the event that the premiums for the continued coverage exceed 100% of the premiums for the coverage as of the date hereof (the "100% Amount"), Purchaser shall either substitute coverage meeting the requirements of the proviso in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 100% Amount.

     II.15 Subsidiaries. The parties hereto agree that on the Closing Date, Purchaser and Acquired Company will cause the Subsidiaries to be liquidated, which may be effected, at the option of Purchaser, by corporate merger of the Subsidiaries with and into Purchaser or any subsidiary or subsidiaries of Purchaser or by corporate dissolution of the Subsidiaries.

     II.16 Certain Reports. In the event the Merger is effective in the month of May, 1997, Parent will use its reasonable best efforts to include the combined results of operations of Parent, Purchaser and Acquired Company for the first full month following the effective date of the Merger in Parent's 10-Q Quarterly Report for the quarter ending June 30, 1997. In the event the Merger is effective after May, 1997, Parent agrees to use its reasonable best efforts to make publicly available through a filing with the SEC the combined results of operations of Parent, Purchaser and Acquired Company for the first full calendar month subsequent to the Effective Date of the Merger, within thirty
               (30) days of the close of such first full calendar month.

     II.17 Reasonable Best Efforts. Parent, Purchaser and the Acquired Company shall use their respective reasonable best efforts to (a) promptly make all filings and seek to obtain all authorizations required under all applicable law with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (b) promptly take all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Articles V, VI, and VII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable; and
               (c) subject to the exercise in good faith by the directors or any officer of such party of their fiduciary duties to such party or its stockholders, not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger prior to July 31, 1997 (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.
     -------------------------------------------------------

     The Acquired Company represents and warrants to Purchaser and Parent as follows:

     III.1     Organization, Standing and Foreign Qualification.
               ------------------------------------------------

     III.1.1. Each of the Acquired Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation as set forth in Exhibit 3.1 and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

     III.1.2. Each of the Acquired Company and the Subsidiaries is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in
               Exhibit 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

     III.2     Authority and Status.
               --------------------

     III.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present and voting at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and
               (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

     III.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of the Acquired Company, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the current Articles or Certificates of Incorporation and Bylaws of the Acquired Company and the Subsidiaries.

     III.2.3. The Board of Directors of the Acquired Company received an opinion from Broadview Associates LLC, its financial advisor, concurrently with the approval described in Section 3.2.1 above to the effect that the consideration to be received by the Acquired Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

     III.3 Capitalization. The entire authorized capital stock of the Acquired Company consists of thirty-one million (31,000,000) shares of stock, of which thirty million (30,000,000) shares are designated Common Stock, par value $.01 per share, and one million (1,000,000) shares are designated Preferred Stock, par value $.01 per share. Of the total authorized Common Stock, as of March 7, 1997, eight million one hundred seventy-two thousand eighty-six (8,172,086) shares were issued and outstanding and no shares were held in the Acquired Company's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of March 8, 1997, there were options outstanding under the Stock Plan entitling the optionees thereunder upon valid exercise to acquire in the aggregate 1,179,685 shares of Common Stock. All the issued and outstanding shares of each of the Subsidiaries are owned by the Acquired Company and are held free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Acquired Company Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or any Subsidiary or the capital stock of the Acquired Company or any Subsidiary. Exhibit 3.3 sets forth all outstanding stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards outstanding under the Stock Plan or any other Benefit Plan as of the date hereof (and lists in respect of each option, award or right the holder, the date of grant and any vesting or other terms governing exercise or receipt), and any warrants, calls, commitments or plans by the Acquired Company or any Subsidiary to issue any additional shares of their capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of their capital stock. There are no outstanding securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Other than as disclosed on Exhibit 3.3, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Acquired Company or any of the Subsidiaries.

     III.4 Absence of Equity Investments. Except for the Subsidiaries and as described in Exhibit 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

     III.5     Liabilities and Obligations of the Acquired Company and the
               -----------------------------------------------------------
               Subsidiaries.
               ------------

     III.5.1. Attached hereto as Exhibit 3.5.1 are true, correct and complete copies of the Acquired Company's audited consolidated balance sheets as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with the reports of KPMG Peat Marwick LLP thereon (respectively, the "1994, 1995 and 1996 Financial Statements"). The 1994, 1995, and 1996 Financial Statements, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the financial condition of the Acquired Company and the Subsidiaries as of the respective dates thereof, and disclose all liabilities of the Acquired Company and the Subsidiaries, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

     III.5.2. Neither the Acquired Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of their tax returns by any appropriate authority, except for (a) the liabilities and obligations of the Acquired Company and the Subsidiaries that are disclosed or reserved against in the 1996 Financial Statements or
               Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, (b) liabilities incurred or accrued in the ordinary course of business since December 31, 1996 and liabilities incurred in connection with the transactions referred to herein, (c) any liabilities to the extent disclosed in the Acquired Company Reports, and (d) any other liabilities which would not have a Material Adverse Effect.

     III.5.3. Except as disclosed in the 1996 Financial Statements or Exhibit 3.5.2, neither the Acquired Company nor any Subsidiary is in default with respect to any liabilities or obligations, and all such liabilities or obligations shown or reflected in the 1996 Financial Statements or Exhibit 3.5.2 and such liabilities incurred or accrued subsequent to December 31, 1996 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in Exhibit 3.5.2.

     III.6     Tax Returns.
               -----------

     III.6.1. The Acquired Company and the Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns, except where the failure to so file any such return or report would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company. The tax basis of all assets of the Acquired Company and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on Exhibit 3.6, neither the Acquired Company nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.6 that would individually or in the aggregate have a Material Adverse Effect on the Acquired Company. No assessments or notices of deficiency or other communications have been received by the Acquired Company, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the 1996 Financial Statements or Exhibit 3.6 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as set forth on Exhibit 3.6, there are no agreements between the Acquired Company or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither the Acquired Company nor any Subsidiary has filed any consent or election under the Tax Code, including, without limitation, any election under Section 341(f) of the Tax Code.

     III.6.2. Neither the Acquired Company nor any Subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under
               Section 280G of the Tax Code.

     III.6.3. The Acquired Company and the Subsidiaries (a) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company and the Subsidiaries, (b) have correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and
               (c) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

     III.6.4. The income tax returns of the Acquired Company have been audited by the IRS for all tax years through the year ended December 31, 1993, and all taxes, deficiencies, penalties and interest relating to such tax years have been fully paid and satisfied by the Acquired Company.

     III.6.5. To the knowledge of the Acquired Company, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a Material Adverse Effect on the Acquired Company.

     III.6.6. The 1994, 1995 and 1996 Financial Statements include, and the accounts of the Acquired Company and the Subsidiaries will include, for all periods up to and including the Closing Date, adequate provision for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company and the Subsidiaries.

     III.6.7. Neither the Acquired Company nor any Subsidiary is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

     III.7 Ownership of Assets. The Acquired Company and the Subsidiaries have title to all of their respective properties and assets used or useful in their respective businesses, other than leased property, licensed property and immaterial items of personal property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in Exhibit
               3.7 or reserved against in the 1996 Financial Statements (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable and other immaterial liens. Except as disclosed on
               Exhibit 3.7, neither the Acquired Company, nor any Subsidiary, has received any payment from a lessor or licensor in connection with or as inducement for entering into a lease or license in which the Acquired Company or a Subsidiary is a lessee or licensee, except licenses, fees and similar payment in historical amounts and in the ordinary course of business. Except as disclosed on Exhibit 3.7, all buildings and material items of machinery and equipment owned or leased by the Acquired Company or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except as reserved against in the 1996 Financial Statements, the inventories of the Acquired Company and the Subsidiaries consist only of items of supplies and equipment of a quality and quantity usable in the normal course of their businesses. Neither the Acquired Company nor any Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of the Acquired Company and the Subsidiaries as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.


     III.8 Agreement Does Not Violate Other Instruments. Except as set forth on Exhibit 3.8 hereto (or, in respect of the Specified Customer Contracts, as set forth on Exhibit 3.13(D) hereto), and except for Customer Contracts, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of all of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company or any Subsidiary is a party or is bound or by which the Acquired Company's or any Subsidiaries' assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, any Subsidiary or any assets, properties or operations of the Acquired Company or any Subsidiary in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

     III.9     Absence of Certain Changes or Events. Except as disclosed on
               Exhibit 3.9, since December 31, 1996, the Acquired Company and each of the Subsidiaries has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company or any of the Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Acquired Company or any of the Subsidiaries; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for normal increases in compensation consistent, in amounts and timing, with historical practices; (iii) any change in accounting methods; or (iv) any transaction, commitment, dispute or other event or condition that has individually or in the aggregate resulted in any Material Adverse Effect in respect of the Acquired Company.

     III.10 Litigation. Except as otherwise set forth in Exhibit 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company or any Subsidiary that would individually or in the aggregate have a Material

               Adverse Effect on the Acquired Company, and, to the knowledge of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation.

       III.11 Licenses and Permits; Compliance With Law. The Acquired Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. Except as noted in Exhibit 3.11, and except for any matters which will not have a Material Adverse Effect in respect of the Acquired Company, the Acquired Company and the Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Acquired Company and the Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of the Acquired Company, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Acquired Company or any Subsidiary that individually or in the aggregate would have a Material Adverse Effect on the Acquired Company, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement except where the failure to so inure individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company.

     III.12 Contracts, Agreements and Instruments Generally. Exhibit 3.12 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties)(whether oral or written) to which the Acquired Company or any Subsidiary is a party (except for Customer Contracts and Specified Customer Contracts that: involve a receipt or an expenditure by the Acquired Company or any Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company or any Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that requires payments or provides for receipts in excess of $60,000 per year.
               Exhibit 3.12 also identifies (identified by title, date and parties)(whether oral or written) all:

     III.12.1. leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $5,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $5,000 per month;

     III.12.2. contracts or committments providing for payments by the Acquired Company or any Subsidiary based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company or any Subsidiary;

     III.12.3. franchise agreements, marketing agreements or royalty agreements (and with respect to each such agreement, Exhibit 3.12 sets forth the aggregate royalties or similar payment paid or payable thereunder by the Acquired Company or any Subsidiary as of the date hereof);

     III.12.4. employment contracts or commitments regarding employees or independent contractors (except to the extent listed in Exhibit 3.14.2(iii)) (including without limitation any standard form contracts such as employee nondisclosure agreements, provided that to the extent substantially all employees have executed any such standard form, a copy of such form is attached in lieu of each individual contract and the Acquired Company represents and warrants that substantially all employees have executed such form), and any other contracts, plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions. Exhibit 3.12 also includes a listing of all such agreements, if any, for which the standard form was materially or substantially modified or materially or substantially altered, and any contracts that are not in the standard form. Other than the standard form agreements listed on Exhibit 3.12, those listed variations from the standard form agreements and those listed agreements that are not in the standard form, there are no other agreements of the type referred to in this Section 3.12.4;

     III.12.5. contracts, agreements, understandings or arrangements restricting the Acquired Company or any Subsidiary from carrying on its business anywhere in the world;

     III.12.6. instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $5,000 per month;

     III.12.7. joint product development agreement with any party other than the Purchaser, other than Customer Contracts and Specified Customer Contracts; and

     III.12.8. contracts or agreements with vendors of material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business; or

     III.12.9. contracts, agreements, commitments or understandings for the issuance, transfer or sale of any shares of capital stock or assets of any of the Subsidiaries.

               The contracts, agreements, commitments and other instruments listed or required to be listed on Exhibit 3.12 or listed on an Exhibit referred to in Section 3.14 hereof are herein referred to as the "Material Contracts."

               All the Material Contracts and Specified Customer Contracts are valid and binding upon the Acquired Company or the applicable Subsidiary and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as set forth on Exhibit 3.12, none of the Acquired Company, the applicable Subsidiary and, to the knowledge of the Acquired Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof; and except as set forth on Exhibit 3.12, there are no existing facts or circumstances that would prevent the work in process of the Acquired Company or any Subsidiary or their contracts and agreements from maturing upon performance by the Acquired Company or the applicable Subsidiary into accounts receivable collectible in the aggregate in amounts consistent in all material respects with historical experience. Except as set forth on Exhibit 3.12, there are no contracts or commitments that require the performance of services or provision of goods by the Acquired Company at a direct cost or with a value for each such contract or commitment in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described in Exhibit 3.12, neither the Acquired Company nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by such Acquired Company or Subsidiary consistent with amounts historically charged for such services.

     III.13 Specified Customer Contracts. Exhibit 3.13(A) hereto consists of a true and correct list of all Specified Customer Contracts (identified by title, date and parties). Exhibit 3.13(B) hereto is the Acquired Company's standard form of Customer Contract (the "Customer Contract Form"). Except as set forth on Exhibit 3.13(C) or Exhibit 3.13(D), each Specified Customer Contract entered into during the eighteen (18) month period ending on the date hereof conforms substantially to the Customer Contract Form, except for deviations which do not individually or in the aggregate materially adversely affect the rights or benefits of the Acquired Company thereunder. Except as set forth on Exhibit 3.13(C), with respect to each Specified Customer Contract, (i) each customer to which computer software represented as owned by or proprietary to the Acquired Company or a Subsidiary (the "Owned Software") has been licensed pursuant to such Specified Customer Contract and tendered or certified as operational by the Acquired

               Company or any Subsidiary (whichever is the case being referred to in this Section 3.13 as the "Vendor") has accepted in all material respects such software to the extent and on the terms and conditions provided for in such Specified Customer Contract;
               (ii) in each case in which the Specified Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Vendor in any Specified Customer Contract, including warranties with respect to capacity, availability, downtime and response time, have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Specified Customer Contract. Except as set forth on Exhibit 3.13(D), none of the Specified Customer Contracts contains any of the following deviations from the Customer Contract Form:

     III.13.1. any term for acceptance of any Owned Software that fails to specify a period of time or date for acceptance or standards applicable thereto;

     III.13.2. any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software to perform as warranted;

     III.13.3. any provision obligating the Vendor to indemnify a customer against consequential damages;

     III.13.4. any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

     III.13.5. any material deviation from the provisions regarding confidentiality of the Owned Software;

     III.13.6. any provision granting an ownership interest (other than a license) in any Owned Software to a customer;

     III.13.7. any license for use by more than a single entity of any Owned Software unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof;

     III.13.8. any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

     III.13.9. any joint product development agreement with any other party;

III.13.10. any commitment or warranty made or given by the Vendor to design or modify any Owned Software so as to comply with any governmental regulations;

III.13.11. any restrictions in any Customer Contract on the ability of the Vendor to increase the fees by less than the lesser of 5% or the annual increase in the Consumer Price Index, for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

III.13.12.  any commitment by the Vendor to sell or maintain computer hardware;

III.13.13. any commitment by the Vendor to provide emergency back-up for either software or hardware; or

III.13.14. any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

III.14      Intellectual Property; Computer Software.

III.14.1. Exhibit 3.14.1 hereto sets forth (i) a complete and correct list of all registered and material unregistered trademarks, trade names, service marks, service names, and brand names, and all patent and registered copyrights; and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the same and a description of the same) applicable to or used in the businesses of the Acquired Company or any Subsidiary; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to the Acquired Company or any Subsidiary with respect to any of the above except pursuant to contracts with customers (identified by title, date and parties). Except as set forth on
            Exhibit 3.14.1, all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company or a Subsidiary free and clear of all liens, claims, security interests and encumbrances. Except as set forth on
            Exhibit 3.14.1, neither the Acquired Company nor any Subsidiary is currently in receipt of any notice of any violation of, and neither the Acquired Company nor any Subsidiary is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset, except where such violations individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company.

III.14.2.(i) Exhibit 3.14.2(i) contains a complete and accurate list of all
            Owned Software, other than immaterial Owned Software which list specifies which of the Acquired Company and the Subsidiaries is the owner thereof. Except as set forth on Exhibit 3.14.2(i), the Acquired Company or one of the Subsidiaries has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software, except claims that individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company. Except as set forth on Exhibit 3.14.2(i) and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Exhibit 3.14.2(i), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential and except where such disclosures were both incidental and immaterial. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

              3.14.2(ii) All software (other than commercially available over-the-counter "shrink-wrap" software) necessary for the Acquired Company or any Subsidiary to license and deliver the Owned Software to customers is set forth on Exhibit 3.14.2(ii) ("Support Software"). The Acquired Company has the right and license to use, sublicense, modify and copy all Support Software and all other material software used in its business under which the Acquired Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software") as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company or any Subsidiary, free of any other limitations or encumbrances. All Support Software agreements to which the Acquired Company or any Subsidiary is a party will be provided to Purchaser within ten days of the date of this Agreement. The Acquired Company covenants to remedy any default or item of noncompliance with respect to Support Software prior to Closing, and shall use its reasonable best efforts to remedy any such default or item of noncompliance with respect to Licensed Software prior to Closing. Except as disclosed on Exhibit 3.14.2(ii), none of the Support Software has been incorporated into or made a part of any Owned Software or any other Licensed Software by the Company or any Subsidiary. Neither the Acquired Company nor any Subsidiary has published or disclosed any Support Software that the Acquired Company or a Subsidiary leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Support Software and except pursuant to contracts requiring such other parties to keep the Support Software confidential. No party to whom the Acquired Company or a Subsidiary has disclosed Support Software has, to the knowledge of the Acquired Company, breached any obligation of confidentiality imposed on them by the Acquired Company or any Subsidiary.

              3.14.2(iii) The Owned Software, Support Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Acquired Company and the Subsidiaries (collectively, the "Acquired Company Software") other than immaterial Owned Software and immaterial Licensed Software. Exhibit 3.14.2(iii) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees of the Acquired Company or any Subsidiary) who have performed, within the last three (3) years, computer programming services for the Acquired Company or any Subsidiary and identifies the project on which such services were performed. The Acquired Company shall use its reasonable best efforts to obtain from each of the persons and entities identified on Exhibit 3.14.2(iii) as having provided such services, an assignment of all intellectual property rights related to such services in form and substance satisfactory to Purchaser prior to Closing. Except as disclosed on Exhibit 3.8, the transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Acquired Company Software or impair Purchaser's, the Acquired Company's or any Subsidiary's ability to use the Acquired Company Software in the same manner as such computer software is currently used by the Acquired Company or the Subsidiaries. Neither the Acquired Company nor any Subsidiary is infringing in any material respect any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and, to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company or any Subsidiary with respect to the Acquired Company Software.

              3.14.2(iv) Exhibit 3.14.2(iv)(a) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has been granted rights to market software owned by third parties, and Exhibit 3.14.2(iv)(b) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Acquired Company Software to third parties.

              3.14.2(v) None of the Acquired Company and the Subsidiaries has taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company or a Subsidiary has marketed or licensed Acquired Company Software that would restrict or limit the ability of the Acquired Company or any Subsidiary to protect, or prevent it from protecting, in any material respect, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software.

     III.15 Labor Matters. Except as set forth on Exhibit 3.15, within the last three (3) years neither the Acquired Company nor any Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Acquired Company, threatened to be called against any of them. Neither the Acquired Company nor any Subsidiary has violated any applicable federal or state law or regulation relating to labor or labor practices including, without limitation, any requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws"), where such violation would have a Material Adverse Effect on the Acquired Company. Exhibit 3.15 sets forth a true, correct and complete list of employer loans or advances from the Acquired Company and each Subsidiary to their respective employees.

   III.16     Benefit Plans.
              -------------

   III.16.1. Exhibit 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice; any other written or unwritten employee program, arrangement, agreement or understanding; commitments or methods of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded, and whether legally binding or not; including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA; that is currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans that is an "employee pension benefit plan," or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

   III.16.2. Exhibit 3.16 also lists, with respect to all Benefit Plans listed in Exhibit 3.16: (a) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or
              3.16.2 hereof, certified as such by the Chief Financial Officer of the Acquired Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

   III.16.3. All the Benefit Plans and any related trusts subject to ERISA comply with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render (i) such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) the Benefit Plan subject to disqualification; or
              (iii) the trust subject to loss of tax-exempt status.

   III.16.4. None of the Acquired Company, any of the Subsidiaries, and, to the knowledge of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA which individually or in the aggregate would have a Material Adverse Effect on the Acquired Company. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement and except where such representation or communication would not have a Material Adverse Effect on the Acquired Company. There are no pending unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

   III.16.5. All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. Except as disclosed on Exhibit 3.16.5, all annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed prior to Closing.

   III.16.6. No non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is "employer real property" (within the meaning of Section 407(d)(2) of ERISA).

   III.16.7. Each Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code (a "Qualified Plan") and no circumstances exist that are likely to result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust (or monetary sanctions in lieu of disqualification or loss of tax exempt status), except where the payment of such monetary sanctions would not have a Material Adverse Effect on the Acquired Company. No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

   III.16.8. As of December 31, 1996, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the 1996 Financial Statements, which liability would have a Material Adverse Effect on the Acquired Company.

   III.16.9. The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the 1996 Financial Statements.

   III.16.10. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA
               Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Tax Code Section 4980B.

   III.16.11. Except as disclosed in Exhibit 3.16.11, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

   III.16.12. The Acquired Company has provided to each of those persons listed on Exhibit 6.11A the form of Covenant Not to Compete attached as
               Exhibit 6.11B and obtained their agreement to enter into same in favor of Purchaser as of the Closing Date.

   III.17 Customers. Except as disclosed on Exhibit 3.17, none of the Acquired Company and the Subsidiaries has received any notice from, or has any knowledge (which, for the purposes of this Section 3.17 only shall mean the knowledge of the Acquired Company or any Subsidiary after having made reasonable inquiry of managerial and customer account employees) that, any current customer of the Acquired Company or any Subsidiary as of December 31, 1996 or any date subsequent thereto has taken or will take any steps that could disrupt the business relationship of the Acquired Company or the Subsidiaries with such customer in any material respect, including without limitation any cancellation of contract, diminution of business or failure to renew, or any intention to do any of the foregoing.

   III.18 Environmental Matters. Except as set forth in Exhibit 3.18, no real property now or previously owned, leased or used by the Acquired Company or any Subsidiary (the "Real Property") has been used by the Acquired Company or any Subsidiary or, to the knowledge of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in Exhibit 3.18, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party. Except as set forth in Exhibit 3.18, the Acquired Company and all Subsidiaries have complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Acquired Company or any Subsidiary of any such environmental laws or permits with respect to the Real Property. Except as set forth in Exhibit 3.18, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company or any Subsidiary, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Acquired Company, there is no basis for any such claim, action, suit, proceeding or investigation (i) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (ii) otherwise against the Acquired Company or any Subsidiary. Except as disclosed on Exhibit 3.18, to the knowledge of the Acquired Company or any Subsidiary, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos currently required to be removed or otherwise treated under applicable law. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq.,
              the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

   III.19 Insurance. Set forth in Exhibit 3.19 is a complete list of all material insurance policies that the Acquired Company and the Subsidiaries maintain with respect to its businesses, properties or employees. Except as set forth in Exhibit 3.19, such policies are commensurate with all material insurance policies in effect during the preceding thirty-six (36) months, are in full force and effect and to the knowledge of the Acquired Company, no event has occurred that would give any insurance carrier a right to terminate any such policy. To the knowledge of the Acquired Company, such policies are adequate to insure against risks to which the Acquired Company, and any Subsidiaries and their respective properties and assets are exposed in the operation of their respective businesses in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company and the Subsidiaries operate. Except as set forth in Exhibit 3.19, since December 31, 1996, there has not been any change in the Acquired Company's or any Subsidiary's relationship with their respective insurers or in the premiums payable pursuant to such policies.

   III.20     Related Parties.
              ---------------

              (a) Except as set forth in Exhibit 3.20, to the knowledge of the Acquired Company, no stockholder owning greater than a five-percent (5%) interest in the Acquired Company, no affiliate or member of the immediate family of any such stockholder, and no officer or director or member of the immediate family of such officer or director of the Acquired Company or any Subsidiary possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company or any Subsidiary (except as a stockholder holding less than a one-percent 1% interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

              (b) The Acquired Company has provided to each of its "affiliates" as identified in Section 2.4 copies of the Rule 145 Letters and Pooling Letters and obtained their agreement to enter into same as of the Closing Date. The Acquired Company has provided to the stockholders described in Section 2.13 the form of letter referenced therein provided by the Purchaser and obtained their agreement to enter into same as of the Closing Date.

   III.21 Information. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC since January 1, 1995, including, without limitation, (a) the Acquired Company's Annual Reports on Form 10-K for the year ended December 31, 1995, including all documents incorporated therein, (b) the Acquired Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, and (c) all Reports of Acquired Company on Form 8-K since September 30, 1996 (collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company together with the Subsidiaries, taken as a whole. Since December 31, 1996, the Acquired Company has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

   III.22 Pooling of Interests. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

   III.23 Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Purchaser pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any fact necessary to make the Statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company and its Subsidiaries, taken as a whole.

   III.24 No Special Stockholder Rights. Except as disclosed on Exhibit 3.24, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.
     ------------------------------------------------------

     Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

     IV.1 Organization and Standing
          -------------------------

   IV.1.1. Each of Purchaser and Parent is a corporation duly organized, validly existing and is in good standing under the laws of the respective jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

   IV.1.2. Each of Purchaser and Parent is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in jurisdictions where the character of the property owned or leased by Purchaser and Parent and the nature of the business conducted by them requires such qualification and/or licensing, except where the failure to do so qualify would not individually or in the aggregate have a Material Adverse Effect upon Parent.

   IV.2 Corporate Power and Authority. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. The Parent has provided to counsel for the Acquired Company a true and correct copy of the Certificate of Incorporation and Bylaws, each as amended, of the Parent and Purchaser.

   IV.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and, except as set forth on Exhibit 4.3, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, applicable Blue Sky laws, and as set forth on Exhibit 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

   IV.4 Reservation of Shares. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The shares of Parent Stock issued pursuant to Article II will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of the Parent will have any preemptive rights of subscription or purchase in respect thereof.

   IV.5 Information. Parent has made available to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 1995, including, without limitation, (a) Parent's Annual Report on Form 10-K for the years ended December 31, 1995, and December 31, 1996, respectively, including all documents incorporated therein, and (b) Reports of Parent on Form 8-K since December 31, 1996 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with the Parent Subsidiaries (including Purchaser), taken as a whole. Since December 31, 1996, the Parent has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

   IV.6 Capitalization. The entire authorized capital stock of the Parent consists of 251,000,000 shares of stock, of which 250,000,000 shares are designated Common Stock, par value $.05 per share, and 1,000,000 shares are designated Preferred Stock, without par value. Of the total authorized Common Stock, as of December 31, 1996, approximately ninety million six hundred one thousand four hundred ninety-three (90,601,493) shares were issued and outstanding and approximately thirty-one million five hundred thirty-four thousand nine hundred fourteen (31,534,914) shares were held in the Parent's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of December 31, 1996, there were options outstanding entitling the optionees thereunder, to acquire in the aggregate approximately six million seven hundred fourteen thousand one hundred ninety-six (6,714,196) shares of the Parent Stock. All the issued and outstanding shares of each of the Parent Subsidiaries are owned directly or indirectly by the Parent free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Parent Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Parent is entitled to or subject to preemptive rights. The authorization or consent of no other person or entity is required in order to consummate the transaction contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Parent or any Subsidiary.

V.   CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.
     -------------------------------------------------------------

     The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

   V.1 Actions of Governmental Authorities. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company Stock, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement;
         (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

   V.2 Other Legal Actions. There shall not have been any statute, rule, regulation, order or injunction enacted, promulgated, entered, enforced, deemed applicable to the Merger or this Agreement or proposed by any government, governmental authority or agency or court, domestic or foreign, and no claim or action shall have been instituted by any Person before a court, government or governmental authority or agency, that could be reasonably expected to result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above.

   V.3 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

   V.4 Stockholder Approval. This Agreement and the Merger and any related matters shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding shares of Acquired Company Stock by the vote or written consent required by, and in accordance with, the Delaware Code.

   V.5 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Parent Stock to be issued or sold pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

   V.6 Nasdaq Approval. The Parent Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq Stock Market, Inc.

   V.7 Fairness Opinion. The Acquired Company shall have received an opinion dated as of a date not more than three (3) business days prior to the mailing of the proxy statement/prospectus included within the Registration Statement to the stockholders of the Acquired Company from Broadview Associates LLC, its financial advisor, confirming the opinion referred to in Section 3.2.3 hereof.

VI.  FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.
     -------------------------------------------------------------------

     In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     VI.1 Representations of Acquired Company. All representations and warranties of the Acquired Company contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, in each case as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, provided however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

   VI.2 Covenants of Acquired Company. The Acquired Company shall have, or caused to be, performed and observed all covenants, agreements and conditions hereto to be performed or observed at or before the Closing Date.

   VI.3 No Material Adverse Change. Since the date of this Agreement there shall not have been any change or changes in the business, properties, rights or operations of the Acquired Company or its Subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

   VI.4 Certificate. Purchaser shall have received a certificate of the Chief Executive Officer of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections
           6.1 through 6.3 above. In addition, Parent shall have received both a certificate dated as of the effective date of the Registration Statement and a certificate dated as of the Closing Date certifying that the covenants set forth in Section 2.3.1 hereof have been performed and that the representations set forth in Sections 3.21 and 3.24 hereof are true and correct as of such dates.

   VI.5 Opinion of Acquired Company's Counsel. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company substantially in the form of Exhibit 6.5.

   VI.6 Tax Opinion. Purchaser and Parent shall have received an opinion from their counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 6.6 hereto.

   VI.7 Affiliates and Principal Stockholders. Purchaser and Parent shall have received the Rule 145 Letters and the Pooling Letters from the persons and at the times specified in Section 2.4, and the letters referenced in Section 2.13.

   VI.8 Additional Instruments. The Acquired Company shall have delivered to Purchaser or Parent certified copies of resolutions duly adopted by the Acquired Company's Board of Directors and stockholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and are reasonably satisfactory in form and substance to Parent and Purchaser and their counsel, including, without limitation, those consents, waivers and approvals referred to in Section 2.9 hereof.

   VI.9 Accountants' Pooling Letters. Parent shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Parent advising it, as set forth in Section 2.3.2 hereof, that the Merger may be accounted for as a pooling of interests, which letters shall be substantially in the form of Exhibits 2.3.2(A) and 2.3.2(B), respectively.

   VI.10 Accountant's Comfort Letters. Purchaser and Parent shall have received letters from KPMG Peat Marwick LLP dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent.

   VI.11 Covenants Not to Compete. Purchaser shall have received executed non-competition agreements from each of those persons listed on
              Exhibit 6.11(A), with each such agreement in the form of Exhibit 6.11(B) hereto (a "Covenant Not to Compete").

   VI.12 Fee Limitation. The only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be the fees and expenses of Broadview Associates LLC and shall not exceed $1,900,000 in the aggregate.

   VI.13 Termination of Certain Agreements. Each of the Agreements described on Exhibit 3.24 shall have been terminated.

   VI.14 Certain Other Matters. The Acquired Company shall have remedied any default or item of noncompliance with respect to Support Software as described in Section 3.14.2(ii), and shall have obtained the assignments of intellectual property rights described in Section 3.14.2(iii) from all persons and entities identified on
              Exhibit 3.14.2(iii) which the Acquired Company is able to locate after utilizing its reasonable best efforts.

VII. FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.
     -----------------------------------------------------------------------

     All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired

       Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

       VII.1 Representations of Purchaser and Parent. All representations and warranties made by Purchaser and Parent in this Agreement (except as affected by the transactions contemplated by this Agreement) shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

       VII.2 Covenants of Purchaser and Parent. Purchaser and Parent shall have, or caused to be, performed and observed in all respects all covenants, agreements and conditions hereof to be performed or observed by them at or before the Closing Date.

       VII.3 Certificate. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2 above.

       VII.4 Opinion of Parent's and Purchaser's Counsel. The Acquired Company shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Parent and Purchaser, dated as of the Closing Date, substantially in the form of Exhibit 7.4.

       VII.5 Tax Opinion. The Acquired Company shall have received for the benefit of its stockholders an opinion from its tax counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 7.5 hereto.

VIII.  CLOSING.
       --------

       VIII.1 Time and Place of Closing. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street N.E., Atlanta, Georgia 30308-3242, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of (i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

       VIII.2   Transactions at Closing.  At the Closing, each of the following
                ---------------------------------------------------------------
                transactions shall occur:
                ------------------------

VIII.2.1. The Acquired Company's Performance. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, the following:

           (a) copies of the consents and waivers described in Section 2.9;

           (b) satisfactory evidences of the approvals described in Section
           5.4;

           (c) the certificates described in Section 6.4 to be delivered on the Closing Date;

           (d) certificates of compliance or certificates of good standing of the Acquired Company and of the Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth in Exhibit 3.1 hereto;

           (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement;

           (f) certificates of incumbency for the officers of the Acquired Company;

           (g) resignations of each trustee of each Benefit Plan;

           (h) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by the Acquired Company;

           (i) the opinion of counsel for the Acquired Company, referenced in
           Section 6.5;

           (j) the tax opinion described in Section 6.6;

           (k) the Rule 145 Letters and Pooling Letters described in Section
           2.4;

           (l) the letters described in Section 2.13 hereof;

           (m) the letters described in Section 2.3.2 hereof;

           (n) the letters from KPMG Peat Marwick LLP to be delivered by the Closing Date as described in Section 6.9;

           (o) each of the Covenants Not to Compete fully executed and delivered;

           (p) the executed Employee Agreements described in Section 6.12; and

           (q) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require.

          VIII.2.2. Performance by Purchaser and Parent. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company the following:

                     (a)  the certificate described in Section 7.3;

                     (b) certificates of incumbency of the officers of Purchaser and of Parent who are executing this Agreement and the other documents contemplated hereunder;

                     (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

                     (d) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by Purchaser;

                     (e) the opinion of counsel for Purchaser and Parent referenced in Section 7.4; and

                     (f) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

IX.       NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
          -----------------------------------------------------------

          IX.1 Except for the covenants contained in Sections 2.1.7, 2.1.10, 2.2.2, 2.3.6, 2.13, 2.14, 2.16 and 11.5, all
                     representations, warranties and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Covenants Not To Compete) shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful misconduct or criminal acts.

X.        TERMINATION.
          ------------

          X.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in
                     Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

          X.1.1. By the mutual consent of the Boards of Directors of the Acquired Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

          X.1.2. By the Board of Directors of the Parent in accordance with its rights under Section 10.3;

          X.1.3. By the Board of Directors of the Acquired Company after July 31, 1997, if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of it or the Subsidiaries;

          X.1.4. By Purchaser after July 31, 1997, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent.

          X.1.5. By the Board of Directors of the Acquired Company if in the exercise of its good faith determination, as set forth in
                     Section 2.11, as to its fiduciary duties to the Acquired Company's stockholders imposed by law, the Board of Directors of the Acquired Company decides that such termination is required.

          X.1.6. By the Board of Directors of the Acquired Company, if the Market Value of the Parent Stock is less than $50.00 per share.

          X.2        Effect of Termination.
                     ----------------------

          X.2.1. Except as provided in Section 10.2.2, and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to
                     Section 10.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any termination of this Agreement, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder.

          X.2.2. In the event this Agreement is terminated by the Acquired Company in accordance with Section 10.1.5, or by the Parent, Purchaser or Acquired Company in accordance with
                     Section 10.1.3 or 10.1.4 by reason of the failure of the condition set forth in Section 5.4 hereof, then the Acquired Company shall promptly pay to Purchaser (i) all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees in an aggregate amount not to exceed seven hundred fifty thousand dollars ($750,000) and (ii) to Purchaser a fee in the amount of $8,800,000, provided, however, such fee shall not be payable in the event of a termination pursuant to Section
                     10.1.3 or 10.1.4 by reason of a failure of the condition in
                     Section 5.4 hereof if within twenty (20) days of the date hereof the stockholders of the Acquired Company identified on Exhibit 10.2.2 hereto have executed Voting Agreements with Purchaser in forms substantially similar to the form heretofore provided by Purchaser to counsel for the Acquired Company.

          X.3 Risk of Loss. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company and the Subsidiaries, taken as a whole, is materially interrupted or curtailed or the assets of the Acquired Company and the Subsidiaries, taken as a whole, are materially affected, then Purchaser shall have the right to terminate this Agreement.

XI.       GENERAL PROVISIONS.
          -------------------

          XI.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

          XI.1.1.    If to the Acquired Company:

                          Enterprise Systems, Inc.
                          1400 South Wolf Road
                          Wheeling, Illinois 60090-6524
                          Attn: Glen E. Tullman

                          and to:

                          Sachnoff & Weaver, Ltd.
                          30 South Wacker Drive, 29th Floor
                          Chicago, Illinois 60606-7404
                          Attn: William N. Weaver, Esq.

          XI.1.2.    If to Purchaser or Parent:

                          HBO & Company
                          301 Perimeter Center North
                          Atlanta, Georgia 30346
                          Attn: Mr. Jay P. Gilbertson
                          and to:

                          Jones, Day, Reavis & Pogue
                          3500 One Peachtree Center
                          303 Peachtree Street, N.E.
                          Atlanta, Georgia 30308-3242
                          Attention: John E. Zamer, Esq.

          XI.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

          XI.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

          XI.2 Brokers. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and Parent that, except for Broadview Associates LLC, no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. The Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by Broadview Associates LLC, or any other broker or finder employed or alleged to have been employed by it or any of the Subsidiaries or any of the Acquired Company's stockholders. The fees and expenses of Broadview Associates LLC and any other broker or finder shall be paid by the Acquired Company, subject to the limitations set forth in
                     Section 6.12 in conjunction with such other fees set forth in Section 11.5.

          XI.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

          XI.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

          XI.5 Expenses. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

          XI.6 Press Releases and Disclosure. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

          XI.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

          XI.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

          XI.9 Entire Agreement. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

          XI.10 Governing Law. Except to the extent the transactions contemplated hereby are governed by the Delaware Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

          XI.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          XI.12 No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

          XI.13 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

          XI.14 Exhibits Incorporated. All Exhibits attached hereto are an integral part of this Agreement.

          XI.15      Time of Essence. Time is of the essence in this Agreement.

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                     "PURCHASER":
                     HBO & COMPANY OF GEORGIA


                     By: /s/ Jay P. Gilbertson
                         ---------------------
                     Title: Executive Vice President and Chief Financial Officer
                            ----------------------------------------------------


                     "PARENT":
                     HBO & COMPANY


                     By: /s/ Jay P. Gilbertson
                         ---------------------
                     Title: Executive Vice President and Chief Financial Officer
                            ----------------------------------------------------


                     "ACQUIRED COMPANY":
                     ENTERPRISE SYSTEMS, INC.


                     By: /s/ Glen E. Tullman
                         -------------------
                     Title: Chief Executive Officer
                            -----------------------